Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-86930, 33-90392, 33-96620, 33-97110, 33-97490, 333-34648, 333-44204, 333-70248 and 333-132447) and Registration Statements on Form S-8 (Nos. 33-41027, 33-80988, 33-80992, 33-94790, 333-13357, 333-13359, 333-13387, 333-34671, 333-55983, 333-55991, 333-87039, 333-92885, 333-94999, 333-34622, 333-35276, 333-40508, 333-44212, 333-45118, 333-48110, 333-56244, 333-81414, 333-102747, 333-115123 and 333-128427) pertaining to the employee benefit plans of PMC-Sierra, Inc. of our report dated January 23, 2006 with respect to the audited financial statements of Passave, Inc. and its subsidiaries included in the Current Report on Form 8-K for the acquisition of Passave, Inc. by PMC-Sierra.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
May 2, 2006	A Member of Ernst & Young Global